Exhibit 15.2

Four Seasons Education (Cayman) Inc. 5th Floor, Building C Jin’an 610 No. 610 Hengfeng Road, Jing’an District Shanghai 200070 People’s Republic of China

25 June 2019

Dear Sir

Four Seasons Education (Cayman) Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Four Seasons Education (Cayman) Inc., an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 28 February 2019 (“Form 20-F”).

We hereby consent to the reference of our name under the heading "Item 10. Additional Information – E. Taxation – Cayman Islands Taxation" in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP